As filed with the Securities and Exchange Commission on September 19, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
____________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FOREST LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

11-1798614
(I.R.S. Employer Identification No.)

909 Third Avenue, New York, New York
 (Address of Principal Executive Offices)

10022-4731
(Zip Code)

2007 Equity Incentive Plan
(Full title of the plan)

Herschel S. Weinstein, SVP-General Counsel
Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022
 (Name and address of agent for service)

(212) 421-7850
 (Telephone number, including area code, of agent for service)

Copy to:
Melissa E. Cooper, Esq.
Dornbush Schaeffer Strongin & Venaglia, LLP
747 Third Avenue
New York, New York  10017
(212) 759-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  [X]                                                                                                                                 Accelerated filer  [  ]
Non-accelerated filer  [  ] (do not check if smaller reporting company)                                                                                                                                    Smaller reporting company  [  ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)(3)(4)
Common Stock, par value $0.10 per share	28,000,000	$44.66	$1,250,340,000	$170,546.38

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the Securities Act), this registration statement shall also cover any additional shares of common stock which become issuable under Forest Laboratories, Inc.’s (the Registrant) 2007 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization of or by the Registrant which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)
Pursuant to Rule 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share of the Common Stock and the maximum aggregate offering price for the shares of Common Stock have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the Common Stock as reported by the New York Stock Exchange, Inc., on September 16, 2013, which was $44.45 and $44.86, respectively.

(3)	Calculated pursuant to Section 6(b) of the Securities Act, as follows: $136.40 per $1,000,000 of the proposed maximum aggregate offering price.

(4)
The registration fee is calculated only with respect to the additional securities registered on this Registration Statement. The existing securities issuable under 2007 Equity Incentive Plan were registered, and the correlating registration fee paid, pursuant to the Registration Statements on Form S-8 (File Nos. 333-145415 and 333-170625) filed by the Registrant on August 14, 2007 and November 16, 2010, respectively.

EXPLANATORY NOTE

This registration statement on Form S-8 (the Registration Statement) is filed by Forest Laboratories, Inc. (the Registrant), a Delaware corporation, relating to 28,000,000 shares of its common stock, par value $0.10 per share (the Common Stock), issuable to eligible employees, non-employee directors, and persons who have accepted offers of employment with the Registrant or its subsidiaries under its 2007 Equity Incentive Plan (the Equity Plan), which Common Stock is in addition to the 28,950,000 shares of Common Stock previously registered on the Registrant’s prior registration statements on Form S-8, also relating to the Equity Plan, filed with the Securities and Exchange Commission (the SEC) on August 14, 2007 (Commission File No. 333-145415) and November 16, 2010 (Commission File No. 333-170625) (together, the Prior Registration Statements).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participating employees of the Equity Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the Securities Act), in accordance with the rules and regulations of the SEC. Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

The following documents previously filed with the SEC are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013, filed with the SEC on May 23, 2013 pursuant to the Securities Exchange Act of 1934, as amended (the Exchange Act);

(b)	Amendment Number 1 to the Registrant’s Annual Report on Form 10-K/A for the fiscal year ended March 31, 2013, filed with the SEC on June 13, 2013 pursuant to the Exchange Act;

(c)
Those portions of the Registrant’s proxy statement for the Registrant’s Annual Meeting of Stockholders, filed with the SEC on July 8, 2013 pursuant to the Exchange Act, which were incorporated by reference into Part III of the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013;

(d)	The Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2013 filed with the SEC on August 7, 2013 pursuant to the Exchange Act;

(e)	The Registrant’s Current Reports on Form 8-K filed with the SEC on May 24, 2013, June 11, 2013, August 21, 2013, and September 13, 2013, respectively, pursuant to the Exchange Act; and

(f)
The description of the Registrant’s Common Stock contained in the registration statement on Form 8-A filed with the SEC on September 28, 1999, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the SEC. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. Nothing in this Registration Statement shall be deemed to incorporate by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC pursuant to applicable securities laws and regulations unless the Registrant expressly provides to the contrary that such documents or portions thereof is incorporated by reference herein.

Item 4.                      Description of Securities

Not applicable.

Item 5.                      Interests of Named Experts and Counsel

Not applicable.

Item 6.                      Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the DGCL) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of such corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  Similarly, Section 145(b) of the DGCL provides each Delaware corporation the authority to indemnify such persons in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145(g) of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against and incurred by such person in any indemnified capacity, or arising out of his or her status as such, regardless of whether the corporation would otherwise have the power to indemnify such person under the DGCL.  The DGCL provides that Section 145 of the DGCL is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or any amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit.

Article VIII of the Amended and Restated Bylaws (Bylaws) provides that, to the fullest extent permitted by the DGCL as it may from time to time be amended, the Registrant will indemnify any person (i) who is or was an officer or director of the Registrant; (ii) is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise; or (iii) is the legal representative of any of the foregoing persons, against all expense, liability and loss (including attorneys, fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with any action, suit, or proceeding, whether civil, criminal, administrative or investigative, which relate to such person’s services in such capacity.  The right to indemnification provided by the Registrant’s Bylaws includes the right to be paid by the Registrant for expenses incurred in defending any such proceeding in advance of its final disposition.

Article ELEVENTH of the Registrant’s Amended and Restated Certificate of Incorporation (Charter) provides similar rights of indemnification to directors and officers (both present and former) of the Registrant.  In addition, Article ELEVENTH also provides that no person serving as a director of the Registrant shall be liable for monetary damages or breach of fiduciary duty as a director, provided that Article ELEVENTH cannot eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The right to indemnification under the Registrant’s Bylaws and Charter is not exclusive of any other right that any person may have or may acquire under any statute, agreement or otherwise.

The Registrant carries directors’ and officers’ liability insurance that covers certain liabilities and expenses of the Registrant’s directors and officers. In addition, certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities in their capacity as members of the Registrant’s board of directors.

Item 7.                      Exemption from Registration Claimed.

Not applicable.

Item 8.                      Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index and incorporated herein by reference.

Item 9.                      Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof..

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 19, 2013.

FOREST LABORATORIES, INC.

By:  /s/ Francis I. Perier, Jr.
Francis I. Perier, Jr.
Executive V.P. Finance & Administration and
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Howard Solomon and Francis I. Perier, Jr., and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as each might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

PRINCIPAL EXECUTIVE OFFICER:

/s/ Howard Solomon	Chairman of the Board, Chief Executive Officer, President and Director	September 19, 2013
Howard Solomon

PRINCIPAL FINANCIAL OFFICER:

/s/ Francis I. Perier, Jr.	Executive V.P, Finance & Administration and Chief Financial Officer	September 19, 2013
Francis I. Perier, Jr.

PRINCIPAL ACCOUNTING OFFICER

/s/ Rita Weinberger	V.P Controller and Principal Accounting Officer	September 19, 2013
Rita Weinberger

DIRECTORS:
/s/ Nesli Basgoz, M.D.	Director	September 19, 2013
Nesli Basgoz, M.D.

/s/ Christopher J. Coughlin	Director	September 19, 2013
Christopher J. Coughlin

/s/ Kenneth E. Goodman	Director	September 19, 2013
Kenneth E. Goodman

/s/ Vincent J. Intrieri	Director	September 19, 2013
Vincent J. Intrieri

/s/ Pierre Legault	Director	September 19, 2013
Pierre Legault

/s/ Gerald M. Lieberman	Director	September 19, 2013
Gerald M. Lieberman

/s/ Lawrence S. Olanoff, M.D., Ph.D.	Director	September 19, 2013
Lawrence S. Olanoff, M.D., Ph.D.

/s/ Lester B. Salans, M.D.	Director	September 19, 2013
Lester B. Salans, M.D.

/s/ Brenton L. Saunders	Director	September 19, 2013
Brenton L. Saunders

/s/ Peter J. Zimetbaum, M.D.	Director	September 19, 2013
Peter J. Zimetbaum, M.D.

EXHIBIT INDEX

Exhibit Number	Exhibit
3.1
Amended and Restated Certificate of Incorporation of Forest Laboratories, Inc.  Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 1-5438) for the Quarter ended September 30, 2008 filed with the SEC on November 10, 2008 pursuant to the Exchange Act.

3.2
Amended and Restated Bylaws of Forest Laboratories, Inc.  Incorporated by reference to the Registrant’s Current Report on Form 8-K (Commission File No. 1-5438) filed with the SEC on September 13, 2013 pursuant to the Exchange Act.

5.1	Opinion of Dornbush Schaeffer Strongin & Venaglia, LLP.
10.1
2007 Equity Incentive Plan of Forest Laboratories, Inc., as amended.  Incorporated by reference to the Registrant’s Current Report on Form 8-K (Commission File No. 1-5438) filed with the SEC on August 21, 2013 pursuant to the Exchange Act.

10.2
Form of Director Restricted Stock Agreement under the 2007 Equity Incentive Plan of Forest Laboratories, Inc.  Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (Commission File No. 333-145415) filed with the SEC on August 14, 2007 pursuant to the Exchange Act.

10.3
Form of Director Stock Option Agreement under the 2007 Equity Incentive Plan of Forest Laboratories, Inc.  Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 1-5438) for the Quarter ended September 30, 2007 filed with the SEC on November 9, 2007 pursuant to the Exchange Act.

10.4
Form of Employee Restricted Stock Agreement (Time-Based) under the 2007 Equity Incentive Plan of Forest Laboratories, Inc. Incorporated by reference to the Registrant’s Annual Report on Form 10-K (Commission File No. 1-5438) for the fiscal year ended March 31, 2008 filed with the SEC on May 30, 2008 pursuant to the Exchange Act.

10.5
Form of Employee Stock Option Agreement under the 2007 Equity Incentive Plan of Forest Laboratories, Inc.  Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 1-5438) for the Quarter ended September 30, 2007 filed with the SEC on November 9, 2007 pursuant to the Exchange Act.

10.6
Form of Employee Stock Unit Agreement (Time-Based Conditions) under the 2007 Equity Incentive Plan of Forest Laboratories, Inc. Incorporated by reference to the Registrant’s Annual Report on Form 10-K (Commission File No. 1-5438) for the fiscal year ended March 31, 2012 filed with the SEC on May 25, 2012 pursuant to the Exchange Act.

10.7
Form of Employee Stock Unit Agreement (Performance-Based Conditions) under the 2007 Equity Incentive Plan of Forest Laboratories, Inc. Incorporated by reference to the Registrant’s Annual Report on Form 10-K (Commission File No. 1-5438) for the fiscal year ended March 31, 2012 filed with the SEC on May 25, 2012 pursuant to the Exchange Act.

23.1	Consent of BDO USA, LLP.
23.2	Consent of Dornbush Schaeffer Strongin & Venaglia, LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page)